UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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☒     Definitive Proxy Statement

☐     Definitive Additional Materials

☐     Soliciting Material Pursuant to § 240.14a-12

MTS MEDICATION TECHNOLOGIES, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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July 30, 2008

Dear Stockholder:

        You are invited to attend the Annual Meeting of Stockholders of MTS Medication Technologies, Inc., which will be held at MTS’s executive offices located at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702 on Tuesday, September 23, 2008 at 10:00 a.m., Eastern Time.

        The notice of the Meeting and Proxy Statement on the following pages covers the formal business of the Meeting. Whether or not you expect to attend the Meeting, please sign, date and return your proxy promptly in the enclosed envelope to assure your stock will be represented at the Meeting. If you decide to attend the Annual Meeting and vote in person, you will, of course, have that opportunity.

        The continuing interest of the stockholders in the business of MTS Medication Technologies, Inc., is gratefully acknowledged. We hope many will attend the Meeting.

Sincerely,

Michael P. Conroy
Secretary

MTS MEDICATION TECHNOLOGIES, INC.

2003 Gandy Boulevard North
St. Petersburg, Florida 33702

_________________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

September 23, 2008

        The Annual Meeting of Stockholders (the “Meeting”) of MTS Medication Technologies, Inc. (the terms “MTS”, “we”, “our” or “us” in the Proxy Statement refer to MTS Medication Technologies, Inc.) will be held at MTS’s executive offices located at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702 on Tuesday, September 23, 2008 at 10:00 a.m., Eastern Time, for the following purposes.

1.	To elect seven members to MTS’s board of directors (the “Board”), each of whom will serve until the 2009 annual meeting of stockholders, and until their successors have been duly elected and qualified;

2.	To ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as MTS’s independent certified public accountants for the fiscal year ending March 31, 2009; and

3.	To transact such other business as may properly come before the Meeting or any adjournment of the Meeting.

        The Board has fixed the close of business on July 28, 2008 as the record date for the determination of stockholders entitled to notice of and to vote at the Meeting. A list of all stockholders entitled to vote at the Meeting will be available for examination at our principal executive offices located at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702, for the 10 days before the Meeting between the hours of 9:00 a.m. and 5:00 p.m., Eastern Time, as well as during the Meeting.

        This Proxy Statement, proxy card and MTS’s 2008 Annual Report to Stockholders are being mailed on or about July 30, 2008. Stockholders are requested to vote, date, sign and promptly return the enclosed proxy in the envelope provided for that purpose, WHETHER OR NOT THEY INTEND TO BE PRESENT AT THE MEETING.

By Order of the Board,

Michael P. Conroy
Secretary

St. Petersburg, Florida
July 30, 2008

i

MTS MEDICATION TECHNOLOGIES, INC.
PROXY STATEMENT
MEETING AND PROXY SOLICITATION INFORMATION

QUESTIONS AND ANSWERS

Q:	Why did you send me this Proxy Statement?

A:	We sent you this Proxy Statement and the enclosed proxy card because the Board is soliciting your proxy on behalf of MTS to vote your shares at the Meeting. This Proxy Statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and is designed to assist you in voting.

Q:	What is the approximate date on which the Proxy Statement and enclosed form of proxy are first being sent to stockholders?

A:	July 30, 2008.

Q:	When is the Meeting and where will it be held?

A:	The Meeting will be held on Tuesday, September 23, 2008 at 10:00 a.m., Eastern Time, at MTS's executive offices located at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702.

Q:	What may I vote on?

A:	1.	The election of seven directors to hold office until the 2009 annual meeting of stockholders; and
	2.	The ratification of the appointment of Grant Thornton as our independent certified public accountants for the fiscal year 2009.

Q:	How does the Board recommend I vote on the proposals?

A:	The Board recommends a vote FOR the proposals.

Q:	Who is entitled to vote?

A:	Only those who owned MTS stock at the close of business on July 28, 2008 (the "Record Date") are entitled to vote at the Meeting.

Q:	How do I vote?

A:	You may vote your shares either in person or by proxy. Whether you plan to attend the Meeting and vote in person or not, we urge you to complete the enclosed proxy card and return it promptly in the enclosed envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted FOR all the proposals. You have the right to revoke your proxy at any time before the Meeting by either:

1.	notifying MTS’s Corporate Secretary;
2.	voting in person; or
3.	returning a later-dated proxy card.

Q:	How many shares can vote?

A:	As of the Record Date, MTS had outstanding approximately 6,449,006 shares of common stock, par value $.01 per share (the "Common Stock") entitled to one vote per share.

Q:	What is a “quorum”?

A:	A “quorum” is a majority of MTS’s issued and outstanding capital stock on the Record Date. Stockholders may be present at the Meeting or represented by duly executed proxies. There must be a quorum for the Meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. However, abstentions are not counted in the tally of votes FOR or AGAINST a proposal. A WITHHELD vote is the same as an abstention. If a broker, bank, custodian, nominee or other record holder of Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum, but will not be counted in the tally of votes FOR or AGAINST a proposal.

Q:	What is the required vote for the proposals to pass?

A:	With regard to the proposal for the election of directors, the required vote is a plurality of the votes cast at a meeting at which a quorum is present. With regard to the proposal for the ratification of the appointment of Grant Thornton as our independent registered public accountants for our fiscal year 2009, the proposal must receive the affirmative vote of the holders of a majority of the voting power of our issued and outstanding stock entitled to vote on the matter.

Q:	How will voting on any other business be conducted?

A:	Although we do not know of any business to be considered at the Meeting other than the proposals described in this Proxy Statement, if any other business is properly presented at the Meeting, your signed proxy card gives authority to Todd E. Siegel and Michael P. Conroy, or either of them, to vote on such matters in their discretion.

Q:	How are my shares voted if I submit a proxy but do not specify how I want to vote?

A:	If you submit a properly executed proxy card but do not specify how you want to vote, your shares will be voted FOR the election of each of the nominees for director and FOR the ratification of the appointment of Grant Thornton as our independent registered accountants for the fiscal year 2009, and in the discretion of the persons named as proxies on all other matters that may be brought before the Meeting.

Q:	When are the stockholder proposals for the next Meeting of Stockholders due?

A:	All stockholder proposals to be considered for inclusion in next year’s Proxy Statement and form of proxy must be submitted in writing and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”), and must be received by MTS no later than April 1, 2009. In addition, the proxy solicited by the Board for the 2009 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless MTS is provided with notice of such proposal by June 16, 2009.Any proposals or notices of proposals must be mailed to our principal executive offices located at 2003 Gandy Boulevard North, St. Petersburg, Florida, 33702, Attention: Corporate Secretary.

Q:	Who will pay for this proxy solicitation?

A:	We will pay all the costs of soliciting these proxies. In addition to mailing proxy solicitation material, our directors and employees may also solicit proxies in person, by telephone or by other electronic means of communication. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our stockholders.

Q:	If I need further assistance, whom should I contact?

A:	Please contact Michael P. Conroy, Corporate Secretary, by mail at 2003 Gandy Boulevard North, St. Petersburg, Florida, 33702 or by phone at (727) 576-6311.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth, as of July 28, 2008, certain information regarding the beneficial ownership of Common Stock by: (i) each of MTS’s directors and nominees; (ii) each executive officer named in the Summary Compensation Table; (iii) each person who is known by MTS to be the beneficial owner of more than 5% of the outstanding shares of Common Stock and (iv) all directors and executive officers of MTS as a group.

	Amount and Nature	Common Stock
Name and Address of Beneficial Owner (1)	of Beneficial Ownership	Voting Percentage

Directors and Other Named Executive Officers

Todd E. Siegel, individually and through the Siegel Family QTIP Trust (2)	1,655,733	25.7%
Allen S. Braswell (3)	9,750	*
Michael P. Conroy	26,416	*
Chet Borgida	1,000	*
David W. Kazarian (4)	56,236	*
John Stanton (5)	90,686	1.4%
Michael D. Stevenson (6)	148,988	2.3%
Irv I. Cohen	1,000	*
Perry W. Larson (7)	51,000	*
Peter A. Williams (8)	1,200	*
Edgardo A. Mercadante	2,000	*
All Officers and Directors as a Group (12 persons) (9)	2,044,009	30.7%

*Less than 1% of the outstanding Common Stock.

(1)	The business address for the directors and other named executive officers is 2003 Gandy Boulevard North, St. Petersburg, Florida 33702.

(2)	Mr. Siegel is the trustee of the Siegel Family QTIP Trust, established pursuant to the Siegel Family Revocable Trust (the “Trust”), and accordingly controls the shares of Common Stock beneficially owned by the Trust. Mr. Siegel is the managing partner of JADE Partners (the “Partnership”) and accordingly controls the shares of Common Stock owned by the Partnership. Mr. Siegel owns 58,508 shares of Common Stock individually, including 1,100 shares held by his son, over which Mr. Siegel disclaims beneficial ownership. The Partnership owns 1,596,125 shares of Common Stock.

(3)	Includes options exercisable within 60 days of July 28, 2008 to acquire 8,750 shares of Common Stock.

(4)	Includes (i) options exercisable by Mr. Kazarian within 60 days of July 28, 2008 to acquire 29,400 shares of Common Stock; and (ii) 1,250 shares of Common Stock held by his wife, over which Mr. Kazarian disclaims beneficial ownership.

(5)	Includes options exercisable within 60 days of July 28, 2008 to acquire 39,400 shares of Common Stock.

(6)	Includes options exercisable within 60 days of July 28, 2008 to acquire 70,000 shares of Common Stock.

(7)	Includes options exercisable within 60 days of July 28, 2008 to acquire 51,000 shares of Common Stock.

(8)	Includes options exercisable within 60 days of July 28, 2008 to acquire 1,200 shares of Common Stock.

(9)	Includes (i) 201,750 shares subject to options held by seven executive officers (including one employee director) and six non-employee directors; (ii) 1,100 shares of Common Stock held by Mr. Siegel’s son, over which Mr. Siegel disclaims beneficial ownership; and (iii) 1,250 shares of Common Stock held by Mr. Kazarian’s wife, over which Mr. Kazarian disclaims beneficial ownership.

MANAGEMENT

        Set forth below is certain information, as of July 28, 2008, with respect to each person who is currently a director or executive officer of MTS.

Name	Positions Held (1)	Age	Year First Became a Director

Todd E. Siegel	Chairman of the Board, President and Chief Executive Officer	50	1986
Michael P. Conroy	Chief Financial Officer, Vice President and Corporate Secretary	60	N/A
Allen S. Braswell (2)	Director	50	2005
Chet Borgida (2)	Director	63	2007
Irv I. Cohen (2)	Director	57	2006
David W. Kazarian (2)	Director	66	1988
John Stanton (2)	Director, Vice Chairman of the Board	59	1996
Edgardo A. Mercadante (2)	Director	52	2007
Michael D. Stevenson	Vice President and Chief Operating Officer	45	N/A
Perry W. Larson	Vice President, Sales and Marketing	50	N/A
James M. Conroy	Controller	37	N/A
Peter A. Williams	Managing Director, MTS Medication Technologies, Ltd.	47	N/A

(1)	Each director serves a one year term that expires as of the Meeting or when a successor is duly elected and qualified.

(2)	Messrs. Braswell, Mercadante, and Kazarian served on the Compensation Committee, Messrs. Cohen, Borgida and Stanton served on the Audit Committee and Messrs. Kazarian, Braswell, and Mercadante served on the Nominating Committee during the 2008 fiscal year.

        Todd E. Siegel. Mr. Siegel became our President and Chief Executive Officer in 1992 and has served as a director of MTS since 1986. Mr. Siegel served from 1988 to 1992 as Executive Vice President and Chief Operating Officer of MTS and from 1985 to 1988 as Vice President of Sales. Additionally, Mr. Siegel served as our Secretary from 1986 to 1996. See “Certain Transactions” and “Employment Agreements.” Mr. Siegel currently serves as the President of the Golda Meir/Kent Jewish Center, the Vice President of Finance of Temple B’nai Israel and a director of Halo, Inc. and Applied Magnetics, LLC, both privately owned companies.

        Michael P. Conroy.   Since June 2006, Mr. Conroy has served as Chief Financial Officer, Vice President and Secretary of MTS. Mr. Conroy also previously served as Chief Financial Officer, Vice President, Secretary and director of MTS from 1996 to 2004, when he retired from MTS. Prior to 1996, Mr. Conroy was President of CFO Financial Services, Inc. Mr. Conroy serves as a director of the H. Lee Moffitt Cancer Center Foundation.

        Chet Borgida.   Mr. Borgida has served as a director of MTS since 2007. Mr. Borgida was an accountant with Arthur Andersen & Company from 1967 to 1975. In 1975, he joined Grant Thornton and was admitted to the partnership in 1977. In addition, Mr. Borgida was Partner-in-Charge of Grant Thornton’s Long Island office, as well as the founder and the national director of its Capital Markets Group. Mr. Borgida retired from Grant Thornton in 2001. That same year, he joined Cross Media Marketing, where he served as Chief Financial Officer until June 2003, at which time Cross Media Marketing filed a plan of liquidation in a bankruptcy proceeding. From March 2006 to August 2007, Mr. Borgida was the Chief Operating Officer of Naples Realty Group, LLC. Mr. Borgida serves as a director and the Audit Committee Chair of Warren Resources, Inc. (a publicly traded company). He also served as a director and the Audit Committee Chair of Correctional Services Corporation (a publicly traded company) from 2002 through the sale of the company in 2005. Mr. Borgida is a Certified Public Accountant in New York and Florida and a member of the American Institute of Certified Public Accountants.

        Allen S. Braswell.   Mr. Braswell has served as a director of MTS since 2005. Since 2007, Mr. Braswell has been the President of Pico-Tesla Magnetic Therapies, LLC. Mr. Braswell has been a member of the Board of Directors of Suntron Corp. since 1998, and has served on its audit and governance committees and as chairman of a special committee representing minority stockholders in matters related to an earlier merger. Prior to 1998, he was President of Jabil Global Services, Vice President of EFTC Services, President/CEO of Circuit Test Inc. and an attorney in practice with Tanney, Ford, Donahey, Eno and Mills, P.A. Mr. Braswell attended the U.S. Military Academy (West Point) and graduated from the University of Florida with a bachelor’s degree in finance. He received his J.D. degree from University of Florida School of Law.

        David W. Kazarian.   Mr. Kazarian has served as a director of MTS since 1988.  Mr. Kazarian also serves as a director of Delta RF Technology, Inc., a privately held corporation that manufactures computer components for an international customer base.  Prior to its sale in December 1990, Mr. Kazarian and his wife owned and operated Kazarian Pharmacy.  Since March 1991, Mr. Kazarian has been the founder and President of Infuserve America, Inc., a firm involved in the home health care business.  He is also currently the president of the Kazarian Group Consultants which provides consulting services for certain surgical centers in Pinellas County, Florida and Nursing homes in Connecticut and Massachusetts.  Mr. Kazarian received his bachelor’s degree in pharmacy from the University of Florida’s School of Pharmacy.

        John Stanton.   Mr. Stanton has served as a director of MTS since 1996.  Mr. Stanton has served as the Chairman of the Board and Chief Executive Officer of EarthFirst Technology, Inc. (“EarthFirst”) since May 2000 and also served as EarthFirst’s President at various times during the same period. EarthFirst filed for Chapter 11 bankruptcy protection on June 13, 2008 in the United States Bankruptcy Court, Middle District of Florida, Tampa Division. Since 1981, Mr. Stanton has served in various capacities, including most recently Chief Executive Officer and President of Florida Engineered Construction Products Corporation, which is a privately owned company.  Mr. Stanton also serves as President of Octofoil, Inc., an entity that assists other companies with strategic planning, and the Chairman of the Board and Chief Financial Officer of Nanobac Pharmaceuticals, Inc., both privately owned companies.

        Edgardo A. Mercadante.   Mr. Mercadante has served as a director of MTS since November 2007. Since 1996, Mr. Mercadante has served as Chairman and Chief Executive Officer of Familymeds Group, Inc., a public company that operates specialty clinic-based pharmacies and vitamin centers. He previously served as a member on the Board of Directors for GNC Corporation, a private company, and served as President and Founder of Dante Capital Management Investments LLC which operates healthcare and consulting businesses from 2007 to 2008. Mr. Mercadante received his B.S. degree in Pharmacy from the Philadelphia College of Pharmacy and is a registered pharmacist in numerous U.S. states.

        Michael D. Stevenson.   Mr. Stevenson was selected as our Vice President and Chief Operating Officer in July 2000. Prior to his selection as Vice President and Chief Operating Officer, Mr. Stevenson served MTS in several capacities, including General Manager since 1987. Mr. Stevenson's employment with MTS began in 1986.

        Irv I. Cohen.   Mr. Cohen has served as a director of MTS since 2006. He is currently the President and Chief Executive Officer of Southeast Capital Ventures. From 2005 to 2006, Mr. Cohen was the Executive Vice President of GunnAllen Financial. Prior to that, Mr. Cohen was President of JPMorgan Treasury Technologies Corporation from 2000 to 2005. Mr. Cohen’s prior experience includes serving as a Managing Director and Chief Operating Officer of ABN AMRO Incorporated, Fixed Income and Treasury Division, from 1996 to 2000; and as Chief Operating Officer and Chief Financial Officer of Barclays Group Inc. – North America and Barclays Bank PLC, from 1987 to 1996. Mr. Cohen currently serves on the Boards of DHS Technologies, Persystent Technologies, as well as several other financial industry, education and non-profit boards.

        Perry W. Larson.   Mr. Larson has been our Vice President, Sales and Marketing since April 2005. From October 2004 to April 2005, he was our Director of Sales. From April 2003 to October 2004, Mr. Larson was the Director of Sales for Financial Resources of America. From August 1999 to April 2003, Mr. Larson was a LTC Specialist for Farmers Group, Inc.

        James M. Conroy.   Mr. Conroy has served as our Controller since February 2008.  From June 2006 to October 2007, Mr. Conroy served as Managing Partner of Conroy & Febo, CPAs, a Florida accounting firm. From June 2005 to June 2006, Mr. Conroy served as Manager of Corporate Accounting for Starwood Vacation Ownership, a vacation ownership company that acquires, develops and markets resort communities throughout the world. From April 2001 to June 2005, Mr. Conroy served as Director, Finance and Controller of Ultimate Franchise Systems, Inc., a franchisor of quick service and casual dining restaurants. Mr. Conroy received a B.S.B.A. degree in accounting from the University of Central Florida and is an active Certified Public Accountant in the State of Florida.

        Peter A. Williams.   Mr. Williams has been the Managing Director of MTS Medication Technologies, Ltd. (“MTS Limited”) since September 2003. Mr. Williams was a Consultant Pharmacist to MTS from 2000 to 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of our Common Stock, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

        We believe that during the fiscal year ended March 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were met, except that Perry W. Larson did not timely file one Form 4 relating to an option grant in November 2007.

INDEPENDENT AUDITORS

        Our consolidated financial statements for the year ended March 31, 2008 have been audited by Grant Thornton, as an independent auditor. The Audit Committee has selected Grant Thornton as the independent auditor to perform our audit for the current year ending March 31, 2009. Representatives of Grant Thornton are expected to be present at the Meeting in order to make a statement if they so desire and to respond to appropriate questions.

        Audit Fees

        The aggregate fees billed by Grant Thornton for professional services rendered in connection with the audit of our financial statements included in our Annual Report on Form 10-K for fiscal year 2008, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2008, totaled $381,708. The aggregate fees billed by Grant Thornton for professional services rendered in connection with the audit of our financial statements included in our Annual Report on Form 10-K for fiscal year 2007, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2007 totaled $311,119.

        Audit-Related Fees

        The aggregate fees billed by Grant Thornton for assurance and related services that are reasonably related to the performance of the audit of our financial statements included in our Annual Report on Form 10-K for fiscal year 2008, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2008, that are not included in the above captioned “Audit Fees” above totaled $5,030. The aggregate fees billed by Grant Thornton for assurance and related services that are reasonably related to the performance of the audit of our financial statements included in our Annual Report on Form 10-K for fiscal year 2007, as well as for the review of our financial statements included in our Quarterly Reports on Form 10-Q during fiscal year 2007, that are not included in the above captioned “Audit Fees” above totaled $0.

        The fees for assurance and related services were primarily related to research of accounting issues that could potentially affect our financial statements.

        Tax Fees

        The aggregate fees billed by Grant Thornton for tax services, including tax compliance, tax advice and tax planning, totaled $26,612 for fiscal year 2008 and $68,306 for fiscal year 2007.

        All Other Fees

        The aggregate fees billed by Grant Thornton for any services other than as referenced in the above captioned “Audit Fees”, “Audit-Related Fees” and “Tax Fees” were $1,000 in fiscal year 2008. The aggregate fees billed in fiscal year 2007 that fall into this “All Other Fees” category were $0.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

        The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for MTS by Grant Thornton, subject to the requirements of applicable law. The procedures for pre-approving all audit and non-audit services provided by the independent auditors include the Audit Committee reviewing a budget for audit services, audit-related services, tax services and other services. The budget includes a description of, and a budgeted amount for, particular categories of non-audit services that are anticipated at the time the budget is submitted and consideration by the Audit Committee, after discussing, its members approves those services it deems appropriate. Approval from the Audit Committee would be required to exceed the approved budgeted amount for a particular category of services or to engage the independent auditors for any services not included in the approved budget. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Audit Committee.

        During the 2008 fiscal year, all of the services described in “Audit Fees”, “Audit-Related Fees”, “Tax Fees” and “All Other Fees” were approved by the Audit Committee in accordance with the foregoing policy on auditor independence. The Audit Committee considered whether provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Grant Thornton’s independence.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis is designed to explain the material elements of compensation paid to our executive officers and provide the material factors underlying our compensation policies and decisions. The information in this Compensation Discussion and Analysis provides context for the compensation disclosures in the tables that follow and should be read along with those disclosures.

        Overview

        We have designed and implemented our compensation programs for our executive officers to reward them for sustained financial and operating performance and leadership excellence, to align their interests with those of our stockholders and to encourage them to remain with MTS for long and productive careers. Our compensation elements are designed to simultaneously satisfy one or more of our performance, alignment and retention objectives. These elements consist of base salary, annual bonus and equity compensation. In deciding on the type and amount of compensation for each executive officer, we focus on both current pay and the opportunity for future compensation. We combine the compensation elements for each executive in a manner we believe optimizes the executive officer’s contribution to MTS.

        Primary Objectives of Compensation

        Our executive compensation program is designed to attract, retain and motivate our executive officers in a manner that is tied to the achievement of our overall operating and financial goals. One of our primary goals is to increase our overall equity value. In addition, we intend for our compensation program to: (i) provide fair compensation to executives based on their performance and contributions to MTS, (ii) provide incentives to attract and retain key executives and (iii) instill a long-term commitment to MTS and develop pride and a sense of ownership of MTS, all in a manner consistent with stockholders’ interests.

        While our Compensation Committee reviews the total compensation paid to each of our executive officers, we view each element of our compensation program to be distinct. In other words, a significant amount of compensation paid to an executive in the form of one element will not necessarily cause us to reduce another element of the executive officer’s compensation. We determine the appropriate levels of our total compensation, and each compensation element, based on several factors, such as an informal benchmarking of our compensation levels to those paid by comparable companies, our overall performance, each individual executive officer’s performance, the desire to maintain internal equity and consistency among our executive officers and other considerations that we deem to be relevant. We have not currently adopted any formal or informal policy for allocating compensation between long-term and short-term, between cash and non-cash or among the different forms of non-cash compensation.

        Currently, our Compensation Committee is responsible for reviewing the overall goals and objectives of MTS’s executive compensation programs, as well as our compensation elements and plans, and making any changes to such goals, objectives and plans. In addition, our Compensation Committee is responsible for evaluating the performance of each of our executive officers, approving the compensation level of each of our executive officers, establishing criteria for granting stock options to our executive officers and other employees and approving such stock option grants. Our Compensation Committee is expected to perform each of these tasks annually and may, in its discretion, solicit the input of any of our executive officers, any of our other employees or any other independent consultant or advisor.

        Compensation Components

        We currently believe that it is in the best interests of our stockholders and our executive officers that our compensation program, and each of its elements, remain fairly simple and straightforward. This relative simplicity should reduce the time and cost involved in setting our compensation policies and calculating the payments under such policies, along with increasing the transparency of, and thus furthering our investors’ understanding of, such policies.

        Specifically, our executive compensation program in fiscal year 2008 consisted of three primary elements: (1) base salary; (2) cash incentive payments under MTS’s Management Bonus Plan, which may be earned annually depending on MTS’s profits; and (3) equity compensation consisting of stock options and restricted stock under MTS’s Management Long Term Incentive Compensation Plan.

        Base Salary.   The base salaries of MTS executive officers are based on MTS’s performance for the prior fiscal year and upon a subjective evaluation of each executive officer’s contribution to that performance. In evaluating overall MTS performance, the primary focus is on MTS’s financial performance for the year as measured by earnings before interest, taxes, depreciation and amortization; return on capital employed and net income. Other criteria, including equal employment performance and whether MTS conducts its operations in accordance with the business and social standards expected by its associates, stockholders and the communities in which it operates are also considered. We do not assign any particular weight to any single factor. We believe that our base salaries are an important element of our executive compensation program because they provide our executive officers with a steady income stream that is not directly contingent upon our overall performance. We annually review our base salaries, and may adjust them from time to time based on our performance and market trends (including competitive retention factors), along with the applicable executive officer’s responsibilities, performance and experience.

        Annual Bonus.   We utilize annual incentive cash bonuses to reward each of our named executive officers when we achieve certain company-level financial objectives and the applicable executive officer achieves certain subjective individual performance criteria. Company-level and individual performance objectives are measured on an annual basis.

        Our annual cash bonuses, as opposed to our equity grants, are designed to more immediately reward our executive officers for their performance during the most recent year. We believe that the immediacy of these cash bonuses, in contrast to our equity grants, provides a significant incentive to our executive officers towards achieving their respective individual objectives, and thus our company-level objectives. Accordingly, we believe our cash bonuses are an important motivating factor for our executive officers, in addition to being a significant factor in attracting and retaining our executive officers.

        Each fiscal year, we pay annual cash bonuses to our executive officers that range from 15% to 50% of their respective salaries based on our amount of earnings before interest, taxes, depreciation and amortization for such fiscal year, and each officer’s performance during the year. We paid each of our named executive officers a cash bonus equal to 25% of his base salary for the 2007 fiscal year. No bonuses were paid for the 2008 fiscal year.

        Equity Compensation.   Stock options and restricted stock are granted pursuant to MTS’s Long Term Incentive Compensation Plan and issued under MTS’s Employee Stock Option Plan in order to link executives’ compensation to the long-term financial success of MTS. Stock options are generally priced at 100% of the closing price of our Common Stock on the day of grant. Generally, the stock options and restricted stock vest over three years. In addition to stock options, certain executive officers may elect to receive restricted stock in lieu of cash compensation pursuant to the terms of their respective employment agreements.

        Severance and Change of Control Arrangements.   As discussed in more detail in the “Employment Agreements and Change of Control Agreements” section below, certain of our executive officers are entitled to certain benefits upon the termination of their respective employment agreements. The severance agreements are intended to mitigate some of the risk that our executive officers may bear in working for a developing company like ours.

        Other Compensation.   Our executive officers currently are entitled to participate in our health, life and disability insurance plans and our 401(k) plan to the same extent that our employees are entitled to participate.

2008 Summary Compensation Table

        The following table summarizes, for the fiscal year ended March 31, 2008, the compensation paid to or earned by our Chief Executive Officer, our Chief Financial Officer and our three most highly compensated executive officers, other than our Chief Executive Officer and our Chief Financial Officer, as of March 31, 2008. We refer to these officers as the named executive officers.

SUMMARY COMPENSATION TABLE

					Non-Equity
					Incentive Plan	All Other
		Salary	Stock Awards	Option Awards	Compensation	Compensation		Total
Name and Principal Position	Fiscal Year	($)	($)	($)	($)	($)		($)

Todd E. Siegel	2008	297,873	–	–	–	29,693	(1)	327,566
President and Chief Executive Officer	2007	286,416	–	–	71,710	25,192		383,318

Michael P. Conroy	2008	192,115	–	41,200	–	12,838	(2)	204,953
Chief Financial Officer, Vice President and Corporate Secretary	2007	184,586	–	–	46,250	11,536		242,372

Michael D. Stevenson	2008	188,044	56,450	–	–	10,997	(3)	255,491
Vice President and Chief Operating Officer	2007	164,005	30,750	–	41,062	10,893		246,710

Peter A. Williams(4)	2008	177,583	–	–	–	32,981	(5)	210,564
Managing Director, MTS Limited	2007	170,753	–	–	17,870	26,280		214,903

Perry W. Larson	2008	148,831	–	41,200	–	8,022	(6)	156,853
Vice President, Sales and Marketing	2007	106,038	–	–	33,986	8,630		148,654

(1)	Includes (i) $9,000 auto allowance; (ii) $1,954 contribution to Mr. Siegel’s 401(k) plan; (iii) $14,219 for Mr. Siegel’s health insurance premium; (iv) $1,419 premium for a disability and life insurance policy; (v) $101 premium for a life insurance policy; and (vi) $3,000 for financial, tax, legal, investment or other professional services.

(2)	Includes (i) $9,000 auto allowance; (ii) $1,838 contribution to Mr. Conroy’s 401(k) plan; and (iii) $2,000 paid for financial planning services.

(3)	Includes (i) $9,000 auto allowance; and (ii) $1,997 contribution to Mr. Stevenson’s 401(k) plan.

(4)	For purposes of this Proxy Statement, all compensation paid to Mr. Williams was converted from British Pounds to United States Dollars based upon the exchange rate on March 31, 2008 of 1 Pound = 1.9855 Dollars.

(5)	Includes (i) $26,280 auto allowance; and (ii) $6,701 contribution to Mr. Williams’ Company (defined contribution) Pension Scheme.

(6)	Includes (i) $6,325 auto allowance; and (ii) $1,697 contribution to Mr. Larson’s 401(k) plan.

Option Grants in Fiscal Year 2008

        10,000 options issued to Michael P. Conroy and Perry W. Larson during the fiscal year ended March 31, 2008.

GRANTS OF PLAN BASED ON AWARDS

All Other
					All Other	Stock Awards;
		Estimated Future Payouts Under			Stock Awards;	Number of		Grant Date
		Non-Equity Incentive Plan Awards			Number of	Securities	Exercise of	Fair Value
					of Shares of	Underlying	Basic Price of	of Stock and
		Threshold	Target	Maximum	Stock or Units	Options	Option Awards	Option Awards
Name and Principal Position	Grant Date	($)	($)	($)	(#)	(#)	($/Sh)	($)

Todd E. Siegel
President and Chief Executive Officer		–	–	–	–	–	–	–

Michael P. Conroy
Chief Financial Officer, Vice President and Corporate Secretary	11/09/07	–	–	–	–	10,000	13.70	41,200

Michael D. Stevenson
Vice President and Chief Operating Officer		–	–	–	–	–	–	–

Peter A. Williams
Managing Director, MTS Limited		–	–	–	–	–	–	–

Perry W. Larson
Vice President, Sales and Marketing	11/09/07	–	–	–	–	10,000	13.70	41,200

Outstanding Equity Awards at 2008 Fiscal Year-End

        The following table provides information on the current holdings of stock options by the named executive officers. This table includes unexercised and unvested option awards. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown following this table, based on the option grant date.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

	Option Awards

			Equity Incentive
			Plan Awards;
	Number of Securities	Number of Securities	Number of Securities
	Underlying Unexercised	Underlying Unexercised	Underlying Unexercised
	Options Exercisable	Options Unexercisable	Unearned Options	Option Exercise Price
Name and Principal Position	(#)	(#)	(#)	($)	Option Expiration Date

Todd E. Siegel
President and Chief Executive Officer	–	–	–	–	–

Michael P. Conroy
Chief Financial Officer, Vice President and Corporate Secretary	–	10,000	–	$13.70	11/09/17

Michael D. Stevenson	20,000	–	–	$ 1.88	07/25/10
Vice President and Chief Operating Officer	50,000	–	–	$ 1.50	04/01/11

Peter A. Williams
MTS Limited Managing Director	1,200	–	–	$ 2.50	04/02/12

Perry W. Larson	30,000	–	–	$ 6.50	10/22/14
Vice President, Sales and Marketing	11,000	–	–	$ 6.55	02/24/15
	10,000	–	–	$ 6.00	03/31/16
	–	10,000	–	$13.70	11/09/17

Option Exercises in Fiscal Year 2008

        The following table provides information, for the named executive officers, on stock option exercises during fiscal year 2008, including the number of shares acquired upon exercise and the value realized.

OPTION EXERCISE TABLE

Option Awards

	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise
Name and Principal Position	(#)	($)

Todd E. Siegel, President and Chief Executive Officer	–	–

Michael P. Conroy Chief Financial Officer, Vice President and Corporate Secretary	–	–

Michael D. Stevenson, Vice President and Chief Operating Officer	–	–

Peter A. Williams, Managing Director, MTS Limited	23,800	238,000

Perry W. Larson, Vice President, Sales and Marketing	–	–

Employment Agreements and Change of Control Agreements

        We have entered into certain employment agreements with each of our named executive officers. In the context of these employment agreements, a change in control is deemed to have taken place if: (1) any person, including a “group” as defined in Section 13(d)(3) of the Exchange Act (but excluding Todd E. Siegel, JADE Partnership, the Siegel Family Revocable Trust and any entity controlled by Todd E. Siegel) becomes the owner (whether by merger, stock acquisition or otherwise) of more than 50% of the combined voting power of MTS and (2) as a result, 50% or more of the directors are replaced.

        Todd E. Siegel.   Effective as of April 1, 2008 and executed on July 29, 2008, MTS entered into an employment agreement with Todd E. Siegel whereby Mr. Siegel agreed to serve as our President and Chief Executive Officer. Mr. Siegel’s employment agreement has an initial term which will expire on March 31, 2013 and automatically renews for additional one year terms unless either party provides written notice of termination at least 30 days prior to the expiration of the initial term of the agreement or any extension thereof. The agreement provides for a base salary of $310,246.56, subject to annual review, and may be increased in our discretion. This amount may not be decreased without Mr. Siegel’s advance consent to the proposed decrease. In addition, Mr. Siegel is entitled to receive an annual bonus to be determined by the Compensation Committee and approved by the Board, which may include both annual and/or long-term incentive bonuses. Mr. Siegel’s employment agreement imposes restrictive covenants that are effective during the term of the agreement and for a two year period after the termination of the agreement. Under Mr. Siegel’s employment agreement, he is entitled to certain payments and benefits in the event of a change of control, or if we terminate him without cause.

        If, after the date of a change of control and within the remaining term of his employment agreement, (i) Mr. Siegel’s employment is terminated without cause, or (ii) there is a material reduction in Mr. Siegel’s compensation or employment related benefits, or there is a material change in Mr. Siegel’s status, working conditions or management responsibilities, and Mr. Siegel voluntarily terminates his employment agreement within 60 days of any such occurrence, then Mr. Siegel will receive a lump sum payment equal to 299% of his current base salary in addition to any bonus earned for that fiscal year and the vested and unvested portion of Mr. Siegel’s entire long-term incentive bonus, if any.

        Assuming Mr. Siegel’s employment was terminated without cause by us on March 31, 2008 (and assuming a change of control occurred prior to his termination), we would pay $927,635 (the amount equal to 299% of Mr. Siegel’s base salary for the 2008 fiscal year) to Mr. Siegel.

        If Mr. Siegel’s employment agreement is terminated without cause by us, we must pay Mr. Siegel two years base salary in one lump sum payment and any long-term incentive bonus or other bonus earned prior to his termination. Assuming Mr. Siegel’s employment agreement was terminated without cause by us on March 31, 2008, we would pay to Mr. Siegel $620,492 (the amount equal to two years of Mr. Siegel’s current base salary amount) and any long-term incentive bonus or other bonus earned prior to his termination.

        Michael P. Conroy.   On February 9, 2007, we entered into an employment agreement with Michael P. Conroy pursuant to which Mr. Conroy agreed to serve as our Chief Financial Officer. The employment agreement had an initial term which expired on March 31, 2008 and automatically renews for additional one year terms unless either party provides written notice of termination at least 60 days prior to the expiration of the initial term of the agreement or any extension thereof. The employment agreement provides for a base salary of $192,000, subject to annual review, and may be increased in our discretion. This amount may not be decreased without Mr. Conroy’s advance consent to the proposed decrease. The employment agreement also provides that Mr. Conroy shall be eligible for an annual bonus, 50% of which is calculated as a certain percentage of his annual base salary, based on our achievement of certain levels of earnings before interest, taxes, depreciation and amortization, and 50% of which is based on subjective performance criteria. Mr. Conroy’s employment agreement imposes restrictive covenants that are effective during the term of the agreement and a two year period following termination of the agreement. Under Mr. Conroy’s employment agreement, he is entitled to certain payments and benefits in the event of a change of control, or if we terminate him without cause.

        If there is a change of control and, within twelve months after the date of a change of control: (1) Mr. Conroy’s employment is terminated without cause; (2) there is a material reduction in Mr. Conroy’s compensation or employment related benefits; (3) there is a material change in Mr. Conroy’s status, working conditions or management responsibilities; or (4) there is a material change in the business objectives or policies, then Mr. Conroy will receive separation pay in an amount equal to two years of his current base salary and bonus. Assuming Mr. Conroy’s employment was terminated without cause on March 31, 2008 (and assuming that a change of control occurred within the prior twelve months), we would pay to Mr. Conroy $384,000 (the amount equal to two years of Mr. Conroy’s base salary for the 2008 fiscal year).

        If Mr. Conroy’s employment agreement is terminated without cause by us, we must pay him for one year at his base salary and any annual bonus earned, prorated for the current year of employment through the date of termination. The payments will be paid to Mr. Conroy in equal installments consistent with the current payment schedule of Mr. Conroy’s base salary and bonus. Assuming Mr. Conroy’s employment agreement was terminated without cause by us on March 31, 2008, we would pay to Mr. Conroy $192,000 (the amount equal to Mr. Conroy’s base for the 2008 fiscal year) in equal installments with the current payment schedule from April 1, 2008 to March 31, 2009.

        Michael D. Stevenson.   On April 1, 2004, we entered into an employment agreement with Michael D. Stevenson whereby Mr. Stevenson agreed to serve as a senior executive. The employment agreement had an initial term ending on March 31, 2005 and automatically extends for additional one year terms unless either party provides written notice of termination at least 30 days prior to the expiration of the initial term of the agreement or any extension thereof. The employment agreement provides for a base salary of $151,857 per year, subject to annual review, and may be increased in our discretion. Under Mr. Stevenson’s employment agreement, he was paid an annual salary $188,044 for fiscal year 2008. This amount may not be decreased without Mr. Stevenson’s advance consent to the proposed decrease. The employment agreement also provides that Mr. Stevenson shall be eligible for an annual bonus targeted at a percentage of his base salary, subject to our achievement of certain performance goals. Mr. Stevenson’s employment agreement imposes restrictive covenants that are effective during the term of the agreement and a two year period following termination of the agreement. Under Mr. Stevenson’s employment agreement, he is entitled to certain payments and benefits in the event of a change of control, or if we terminate him without cause.

        If there is a change of control and, within twelve months after the date of a change of control: (1) Mr. Stevenson’s employment is terminated without cause; (2) there is a material reduction in Mr. Stevenson’s compensation or employment related benefits; (3) there is a material change in Mr. Stevenson’s status, working conditions or management responsibilities; or (4) there is a material change in the business objectives or policies, then Mr. Stevenson will receive severance in an amount equal to (i) two times his current base salary; and (ii) his entire long-term incentive bonus. Furthermore, all of Mr. Stevenson’s unvested and unexercised options, if any, will immediately become vested and exercisable. Assuming Mr. Stevenson’s employment was terminated without cause on March 31, 2008 (and assuming that a change of control occurred within the prior twelve months), we would pay to Mr. Stevenson $376,088 (the amount equal to two years of Mr. Stevenson’s base salary for the 2008 fiscal year).

        If Mr. Stevenson’s employment agreement is terminated without cause by us, we must pay to Mr. Stevenson: (1) any unpaid base salary through the date of termination, (2) two times his then current base salary; and (3) any long term incentive bonus earned during the fiscal year during which Mr. Stevenson was terminated. Assuming Mr. Stevenson’s employment agreement was terminated without cause by us on March 31, 2008, we would pay to Mr. Stevenson: (1) any unpaid base salary through the date of termination; and (2) $376,088 (the amount equal to two years of Mr. Stevenson’s base salary for the 2008 fiscal year) in equal installments consistent with Mr. Stevenson’s then-current salary payment schedule.

        Perry W. Larson.   MTS has entered into a change in control agreement with Perry W. Larson. This change in control agreement provides that if MTS terminates his employment without cause after a change in control occurs, Mr. Larson is entitled to severance in an amount equal to one year of his annual base salary as of the date of termination, which shall be paid in one lump sum payment upon termination. In addition, all of Mr. Larson’s unvested and unexercised options will immediately become vested and exercisable and shall remain exercisable for a period of 30 days. The change of control agreement contains restrictive covenants regarding confidentiality, competition and certain other activities deemed to be disruptive to MTS’s business.

        Assuming Mr. Larson’s employment was terminated without cause by us on March 31, 2008 upon a change in control, we would pay Mr. Larson $148,831 (the amount equal to one year of Mr. Larson’s base salary for the 2008 fiscal year), which shall be paid in one lump sum payment upon termination.

        Assuming Mr. Larson’s employment was terminated without cause by us on March 31, 2008 upon a change in control, we would pay Mr. Larson $148,831 (the amount equal to one year of Mr. Larson’s base salary for the 2008 fiscal year), which shall be paid in one lump sum payment upon termination.

        Peter A. Williams. On January 22, 2008, we entered into an employment agreement with Peter Williams whereby Mr. Williams agreed to serve as a managing director of MTS Medication Technologies, International, Limited, one of our subsidiaries. The employment agreement has a term ending on Mr. Williams’ 65th birthday (which is August 21, 2025); provided, however, either party may terminate the agreement without prejudice prior to that time upon six months’ notice to the other party. The employment agreement provides for a base salary of £90,725 per year ($180,134 based upon the exchange rate on March 31, 2008), subject to annual review, and may be increased in our discretion. Under Mr. Williams’ employment agreement, he was paid an annual salary £89,440 ($177,583 based upon the exchange rate on March 31, 2008) for fiscal year 2008. The employment agreement entitles Mr. Williams to: (1) participate (at a level appropriate to his status) in any Short Term Incentive Plan which MTS Medication Technologies Inc. offers during the term of the employment agreement, and (2) beginning April 1, 2009, receive 14,000 shares of MTS Stock each year for five years (so long as Mr. Williams is an active employee on the first three grant dates). Mr. Williams’ employment agreement imposes restrictive covenants that are effective during the term of the agreement and a 12-month period following termination of the agreement.

        We may terminate Mr. Williams’ employment agreement at any time with at least six months’ notice without making any payment to Mr. Williams. If we terminate Mr. Williams with less than six months’ notice, then we must pay to him for the then unexpired portion of the required six month notice period: (1) any unpaid base salary for the remaining time period, and (2) an amount equal to the fair value of any other benefits to which Mr. Williams is entitled to under the employment agreement for the remaining time period. Assuming we terminated Mr. Williams on March 31, 2008 after giving him at least six months notice, we would not owe any amount to Mr. Williams.

Non-Employee Directors’ Compensation for Fiscal Year 2008

        The following table summarizes compensation paid to non-employee directors in fiscal year ended March 31, 2008. Non-employee directors in fiscal year 2008 were Messrs. Braswell, Cohen, Kazarian, Stanton, Borgida and Mercadante.

DIRECTOR COMPENSATION TABLE

	Fees Earned or Paid in Cash	Stock Awards	Total
Name	($)	($)	($)

Allen S. Braswell	18,250	13,700	31,950
Irv I. Cohen	16,665	13,700	30,365
David W. Kazarian	18,250	13,700	31,950
John Stanton	20,250	13,700	33,950
Chet Borgida	16,625	13,700	30,325
Edgardo A. Mercadante	10,416	--	10,416

         During the 2008 fiscal year, we increased our non-employee directors annual retainer to $25,000 from $10,000 the prior year. We also increased the Audit Committee chairperson retainer to an additional $5,000 during the 2008 fiscal year from $2,000 the prior year. In addition, for each year that an individual, who is not otherwise an employee of MTS, serves as a director, he is issued options to acquire 5,000 shares of our Common Stock at an exercise price equal to the fair market value of such shares on the date of issuance. Directors’ options are issued as of the date of each annual meeting of directors, and the options expire 10 years from their issuance date and vest on the first anniversary date of the issuance.

Compensation Committee Interlocks and Insider Participation

        Our Compensation Committee currently consists of Messrs. Braswell, Mercadante, and Kazarian. None of the members of our Compensation Committee is currently or was formerly an officer or employee of MTS. There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

CERTAIN TRANSACTIONS

        On July 28, 2003, we and the Trust entered into an agreement whereby we agreed to purchase, and the Trust agreed to sell, certain patents and other proprietary rights for the equipment and processes that we use and sell for an aggregate purchase price of approximately $1,480,000. At that time, to satisfy the full amount of the purchase price, we issued a promissory note in the principal amount of $1,480,000 that is payable over a five year term. The promissory note bears interest at an annual rate of 6.25%. At the beginning of fiscal year 2008, we owed approximately $360,000 on the promissory note. As of July 28, 2008, we owed approximately $0 on the promissory note. For fiscal year 2008, we paid $327,000 of principal and $18,000 of interest under the promissory note.

Review, Approval or Ratification of Transactions with Related Persons

         The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of MTS and its stockholders. As a result, the Board prefers to avoid related party transactions. However, the Board also recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of MTS and its stockholders. As a result, the Board has placed responsibility to review related party transactions with the Audit Committee, as indicated in the Audit Committee’s charter. The Audit Committee has the authority to approve all related party transactions that MTS would be required to disclose in accordance with Item 404 of Regulation S-K. This review and approval takes into account whether the transaction is on terms that are not inconsistent with the best interests of MTS and its stockholders. While the Board does not currently have a written related party transactions policy in which the Board evidences its policies and procedures regarding review, approval or ratification of related party transactions, it is confident that the Audit Committee will adequately review and approve, ratify or deny all related party transactions, and all potential related party transactions, that could possibly be required to be disclosed in accordance with Item 404 of Regulation S-K.

        Notwithstanding anything to the contrary set forth in any of our previous filings under the Securities Act of 1933 or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Compensation Committee Report and Audit Committee Report shall not be incorporated by reference into any such filings.

COMPENSATION COMMITTEE REPORT

        The Compensation Committee of MTS has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into MTS’s Annual Report on Form 10-K for the year ended March 31, 2008.

Submitted by the Compensation Committee

Allen S. Braswell
Edgardo A. Mercadante
David W. Kazarian

The information contained in the above Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

AUDIT COMMITTEE REPORT

        During fiscal year 2008, MTS’s Audit Committee was composed of three directors, all of whom were independent, as defined by The NASDAQ Stock Exchange and the applicable rules of the SEC. The Audit Committee assists the Board in general oversight of MTS’s financial accounting and reporting process, system of internal control and audit process. The Board has adopted a written charter for the Audit Committee, which is currently available on MTS’s website at www.mts-mt.com. Information contained on our website is not a part of this document.

        MTS’s management has primary responsibility for preparing MTS’s financial statements and its financial reporting process. MTS’s independent registered public accounting firm, Grant Thornton, is responsible for auditing MTS’s financial statements and for expressing an opinion whether MTS’s audited financial statements present fairly, in all material respects, our financial position, results of operations and cash flows, in conformity with accounting principles generally accepted in the United States.

        In this context, the Audit Committee reports as follows:

1.	The Audit Committee has reviewed and discussed the audited financial statements for fiscal year 2008 with MTS’s management.

2.

The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1 AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

3.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 and has discussed with the independent accountant the independent accountant’s independence.

4.

Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to MTS’s Board that the audited financial statements be included in MTS’s Annual Report on Form 10-K for the fiscal year ended March 31, 2008 for filing with the SEC.

Submitted by the Audit Committee

Irv I. Cohen
Chet Borgida
John Stanton

The information contained in the above Audit Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

PROPOSAL 1 – ELECTION OF DIRECTORS

        The Board consists of only one class of directors. The current terms of the directors standing for election, Todd E. Siegel, Allen S. Braswell, Irv I. Cohen, David W. Kazarian, Chet Borgida, John Stanton and Edgardo A. Mercadante, expire in 2008 on the day of the Meeting. Each of these directors, along with Edgardo A. Mercadante, has been nominated to stand for election at the Meeting for a term ending on the day of the 2009 annual meeting of stockholders or until a successor has been duly elected and qualified. Information concerning each of the nominees is set forth under the caption “Management.”.

        Unless otherwise indicated, votes will be cast pursuant to the accompanying proxy FOR the election of these nominees. Should any nominee become unable or unwilling to accept nomination or election for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board, which has no reason to believe that any of the nominees named will be unable or unwilling to serve if elected.

Vote Required; Recommendation

        The seven nominees for election will be elected at the Meeting by a plurality of all votes cast at the Meeting, meaning that the seven nominees that receive the most votes will be elected. A properly executed proxy marked to withhold authority with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

        The Board unanimously recommends a vote FOR each of the nominees for election as a director.

Information About the Board and Committees

        The Board has determined that the following members of the Board are independent pursuant to Section 121A of The NASDAQ Stock Exchange Company Guide and the applicable rules of the SEC: Chet Borgida, Allen S. Braswell, Irv I. Cohen, David W. Kazarian, Edgardo A. Mercadante and John Stanton. The Board has determined that Todd E. Siegel, who is an MTS officer, is not independent.

        The Board met eight times during fiscal year 2008. Each director attended at least 75% of the aggregate of: (i) the total number of meetings of the Board; and (ii) the total number of meetings of the committees upon which he served. Directors are expected to diligently fulfill their fiduciary duties to stockholders, including by preparing for, attending and participating in meetings of the Board and the committees of which the director is a member. We do not have a formal policy regarding director attendance at annual meetings of stockholders, though directors are encouraged to attend. One of the six then-members of the Board attended the 2007 annual meeting of stockholders.

Board Committees

        The full Board considers all major decisions. However, the Board has established the following three standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting:

•	Compensation Committee. The Compensation Committee held four meetings in fiscal year 2008. The Compensation Committee reviews and approves compensation plans covering executive officers and other key management employees, reviews the competitiveness of our total compensation practices, determines the annual base salaries and incentive awards to be paid to executive officers and approves the annual salaries of all executive officers and certain other key management employees, reviews and approves hiring and severance arrangements with executive officers and prepares an annual report on our executive compensation policies and practices as may be required by SEC rules and regulations. The current members of the Compensation Committee are Messrs. Braswell, Mercadante, and Kazarian. We believe that all members of the Compensation Committee are independent within the meaning of Section 121A of The NASDAQ Stock Exchange Company Guide and the applicable rules of the SEC. The Compensation Committee’s responsibilities are more fully set forth in a written charter that was adopted by the Compensation Committee and by the Board. A copy of the charter is currently available on MTS’s website at www.mts-mt.com. Information contained on our website is not a part of this document. During the 2008 fiscal year, the Compensation Committee retained Mercer Human Resource Consulting to assist in the development of MTS Medication Technologies, Inc. 2007 Stock Incentive Plan and the long-term compensation plan, and to consult on certain other MTS compensation matters.

•	Audit Committee. The Audit Committee held four meetings during fiscal year 2008. The Audit Committee assists the Board in fulfilling its responsibility for the safeguarding of assets and oversight to the quality and integrity of our accounting and reporting practices and such other duties as directed by the Board. The Audit Committee has the sole responsibility for the appointment, compensation, oversight and termination of the independent auditors who audit our financial statements. In carrying out its responsibility, the Audit Committee appoints, provides for the compensation of and oversees the work of the independent auditors; pre-approves the fees, terms and services under all audit and non-audit engagements; reviews the performance of the independent auditors and monitors and periodically reviews the independence of the independent auditors by obtaining and reviewing a report from the independent auditors at least annually regarding all relationships between the independent auditors and MTS.

Other responsibilities of the Audit Committee include reviewing with the internal auditors and the independent auditors their respective annual audit plans, staffing, reports and the results of their audits; reviewing with management and the independent auditors our annual and quarterly financial results, financial statements and results of the independent auditors’ reviews of such financial information; reviewing with the independent auditors any matters of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems or difficulties; reviewing with the independent auditors: (a) all critical accounting policies and practices used in the audit, (b) all alternative treatments of financial accounting and disclosures within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors and (c) other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences; and meeting with the independent auditors in executive session to discuss any other matters that the independent auditors believe should be discussed privately.

The Audit Committee also oversees our internal assurance function and compliance with procedures for the receipt, retention and treatment of complaints received by MTS regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of MTS of concerns regarding accounting or auditing matters.

The current members of the Audit Committee are Messrs. Cohen, Borgida and Stanton, with Mr. Cohen serving as the Chairman. The Board has determined that Mr. Stanton is an “audit committee financial expert” as defined under the rules of the SEC. The Audit Committee held four meetings in fiscal year 2008. We believe that all members of the Audit Committee are independent within the meaning of Section 121A of The NASDAQ Stock Exchange Company Guide and the applicable rules of the SEC. The Audit Committee’s responsibilities are more fully set forth in a written charter that was revised and approved by the Audit Committee on June 23, 2004. A copy of the charter is currently available on MTS’s website at www.mts-mt.com. Information contained on our website is not a part of this document.

•	Nominating Committee. The Nominating Committee held three meetings in fiscal year 2008. The Nominating Committee establishes guidelines for selecting potential director candidates, identifies and evaluates such candidates and makes recommendations to the Board regarding such candidates for election to the Board. As set forth in the general guidelines established pursuant to its charter, the Nominating Committee strives for directors who will: (a) bring to the Board a variety of experience and backgrounds; (b) bring substantial senior management experience, financial expertise and such other skills that would enhance the Board’s effectiveness and (c) represent the balanced, best interests of our stockholders as a whole and the interests of our stakeholders, as appropriate, rather than special interest groups or constituencies. In selecting nominees, the Nominating Committee assesses independence, character and integrity, potential conflicts of interest, experience and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Nominating Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms.

The Nominating Committee will consider nominees for the Board that are proposed by our stockholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by stockholders. Any stockholder who wishes to recommend a prospective nominee for the Board for the Nominating Committee’s consideration may do so by giving the candidate’s name and qualifications in writing to Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702. The current members of the Nominating Committee are Messrs. Braswell, Mercadante, and Kazarian. We believe that all members of the Nominating Committee are independent within the meaning of Section 121A of The NASDAQ Stock Exchange Company Guide. The Nominating Committee’s responsibilities are more fully set forth in a written charter that was adopted by the Board. A copy of the charter is currently available on MTS’s website at www.mts-mt.com. Information contained on our website is not a part of this document.

•	Governance Committee. The Governance Committee held four meetings in fiscal year 2008. The current members of the Governance Committee are Messrs. Borgida, Braswell, Cohen, Kazarian, Mercadante and Stanton, all of our independent directors. The Governance Committee’s responsibilities are more fully set forth in a written charter that was adopted by the Board. A copy of the charter is currently available on MTS's website at www.mts-mt.com. Information contained on our website is not a part of this document

Communications with the Board

        Stockholders may communicate with the Board or a specific director by writing to the Corporate Secretary, care of the Board of Directors (or, at the stockholder’s option, care of a specific director), at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702. Our Corporate Secretary will deliver any such communications (assuming it is properly marked care of the Board or care of a specific director) to the Board or the specified director, as the case may be.

Code of Ethics

        MTS has adopted a Code of Ethics that is applicable to all directors, executive officers and employees. Such Code of Ethics can be located on our website at www.mts-mt.com. Information contained on our website is not a part of this document.

PROPOSAL 2 – RATIFY THE APPOINTMENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

        MTS’s Board has appointed Grant Thornton as independent accountants to audit the consolidated financial statements of MTS for the fiscal year ending March 31, 2009. Representatives of Grant Thornton are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so and to respond to appropriate questions posed by stockholders.

        The Board unanimously recommends a vote FOR the ratification of the appointment of Grant Thornton as MTS’s independent certified public accountant for fiscal year 2009.

PROPOSALS OF STOCKHOLDERS FOR THE NEXT MEETING

        Stockholders interested in presenting a proposal for consideration at our 2009 annual meeting of stockholders may do so by submitting the proposal in writing and complying with the procedures prescribed in Rule 14a-8 under the Exchange Act and our bylaws. To be eligible for inclusion, stockholder proposals must be received by our Corporate Secretary no later than April 1, 2009. In addition, the proxy solicited by our Board for the 2009 annual meeting of stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting, unless we are provided with notice of such proposal by June 16, 2009. Please direct your proposals or notices of proposals to the attention of Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702.

OTHER MATTERS

        As of the date of this Proxy Statement, MTS knows of no other business to be considered at the Meeting. If any other business is properly presented, your signed proxy card gives authority to Todd E. Siegel and Michael P. Conroy, or either of them, to vote on such matters in their discretion.

        MTS will provide to any stockholder, upon the written request of any such person, a copy of MTS’s Annual Report on Form 10-K, including the financial statements and the schedules thereto, for its fiscal year ended March 31, 2008, as filed with the SEC pursuant to Rule 13a-1 under the Exchange Act. All such requests should be directed to our Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702. No charge will be made for copies of such annual report; however, a reasonable charge for the exhibits may be assessed.

        The material referred to in this Proxy Statement under the captions “Proposal 1 — Election of Directors –Information About the Board and Committees — Audit Committee”, “Compensation Committee Report” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933 or the Exchange Act.

        Only one copy of this Proxy Statement is being delivered to stockholders who share an address, unless we have received contrary instructions by one or more of the stockholders. We will promptly deliver a separate copy of this Proxy Statement and the accompanying Annual Report to any stockholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that stockholder. Written requests should be mailed to our Corporate Secretary, MTS Medication Technologies, Inc., at 2003 Gandy Boulevard North, St. Petersburg, Florida 33702. Oral requests may be made by calling MTS’s Investor Relations at (727) 576-6311. Any stockholder sharing a single copy of the Proxy Statement and Annual Report who wishes to receive a separate mailing of our Proxy Statement and Annual Report in the future, and stockholders sharing an address and receiving multiple copies of our Proxy Statement and Annual Report who wish to share a single copy of those documents in the future should also notify us at the foregoing address or phone number.

By Order of the Board,

Michael P. Conroy
Secretary

St. Petersburg, Florida
July 30, 2008

MTS Medication Technologies, Inc.
2003 Gandy Boulevard North
St. Petersburg, Florida 33702

PROXY

This Proxy is Solicited on Behalf of the Board of Directors

        The undersigned hereby appoints Todd E. Siegel and Michael P. Conroy or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them or their substitutes to represent and to vote, as designated below, all the shares of common stock of MTS Medication Technologies, Inc. held of record by the undersigned on July 28 2008, at the annual meeting of stockholders to be held on September 23, 2008 or any adjournment thereof.

1.	ELECTION OF DIRECTORS		FOR the nominees listed below		WITHHOLD AUTHORITY
			(except as marked to the contrary below)		to vote for the nominees listed below

         (INSTRUCTION:   To withhold authority to vote for any individual nominee, strike a line through the nominee’s name in the list below)

Chet Borgida, Allen S. Braswell, Irv I. Cohen, David W. Kazarian, Edgardo A. Mercadante, Todd E. Siegel, John Stanton

2.	Proposal to ratify the appointment of Grant Thornton LLP as MTS’s independent Certified Public Accountants for fiscal year 2009.

	FOR		AGAINST		ABSTAIN

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

        (Continued and to be signed on other side)

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(Continued from other side)

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3.

☐ Please check if you plan to attend the meeting.

Dated: ________________, 2008

Signature

Print Name

Signature if held jointly

Print Name

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

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